Exhibit 23.2

CONSENT OF JDS ENERGY & MINING INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, in the Company’s Registration Statements on Form S-3, as amended (File Nos. 333-172789, 333-172868, 333-174816 and 333-180143), and Form S-8 (File Nos. 333-171723, 333-140588 and 333-180142), or in any prospectuses or amendments or supplements thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statements and any related amendments or prospectuses

JDS ENERGY & MINING INC.

Date: January 13, 2014	/s/ Gord Doerksen
Name: Gord Doerksen
Title: VP Technical Services